EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective June 1, 2006, is between The Language Access Network, Inc., a Nevada Corporation ("Employer" or the "Company"), and Michael E. Guirlinger, ("Employee").

WITNESSETH:

WHEREAS, Employer and Employee want to enter into an agreement providing for the continued employment of Employee as Chief Executive Officer and Chief Operations Officer;

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, Employer and Employee agree as follows:

I. Employment of Employee and Term.

a)
Subject to the terms and conditions hereof, Employer hereby employs Employee as Chief Executive Officer and Chief Operations Officer, to perform the services set forth in Section 1(b) below commencing with the date hereof and ending upon the termination of this Agreement as set forth below. Employee hereby accepts such employment and agrees to serve Employer as Chief Executive Officer and Chief Operations Officer for such period.

b)
Employee will perform the general duties of managing the Company, including serving as Chief Executive Officer and Chief Operations Officer and such similar positions with any subsidiary of the Company as shall, from time to time, be assigned by the Board.

c)
Subject to the provisions for termination as hereinafter provided, the temp of this Employment Agreement shall be deemed to begin on the date this Employment Agreement is executed, and shall continue for a term of three (3) years from such date, and the employment term under this Agreement extends automatically for an additional year on each anniversary of the Agreement, threshold levels for bonus and options to be adjusted annually.

2. Compensation

(a) Employer shat pay to Employee as compensation for the services to be performed ten thousand four hundred and seventeen dollars ($10,411.00) per month, payable in one monthly installment on the first day of each month of this agreement with the first payment being made on the on the I"r ofluly 2006. Employee shall he eligible for periodic salary increases (see paragraph 2. (c), but not decreases, as determined in the sole discretion of the Compensation Committee ofthe Board.

(b) Salary Increases will be provided to employee according to the following schedule: For each increase in Gross Revenue of two million five hundred thousand dollars ($2,500,000.00) Employee's salary will increase five thousand dollars ($5000.00) payable at the next monthly installment at the rate of one-twelfth of the total new rate. The rate increase described above will be capped at a total salary of two hundred and twenty-five thousand dollars ($225,000.00) during the first three-year term of this Agreement. Additional increases to salary will be determined between the Employer and Board within six months of achieving the top salary available under this compensation item. Period for measuring gross revenue increases of ($2,500,000.00) will begin January I, 2007.

(c) Annual Bonus Payment. For the period that Employee is employed by Employer hereunder, Employer shall pay or cause to be paid to Employee as incentive compensation a potential cash bonus payable within seventy-five (75) clays after each year ending December 31. Such potential cash bonus shall be determined in accordance with the following description and shall not exceed a total amount of One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500.00) per year. Notwithstanding anything contained herein, no such Bonus shall be earned or payable unless and until Employee has been employed for the entire year in which the Bonus is to he calculated and the requirements below have been met Bonus calculation start: date January 1, 2007.

If Employer's consolidated earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), based on independent audit results, equals or exceeds the targeted EBITDA amount for the year, as stipulated below, then a bonus of 5% of the EBITDA amount shall be paid. If less than the ER11DA threshold but a minimum of 80% of the EBITDA amount is earned, then the 3% potential bonus shall be multiplied by the actual percentage of the targeted EBITDA achieved. Also, the potential bonus amounts for Employee shall not be considered when calculating the Company's annual BRITDA.

The targeted EBITDA amount for purposes of this Agreement shall be: Year ending December 31, 2007 $__________

d)	Benefits. During the Term, the Employee (i) shall be entitled to participate in all employee benefit plans which any senior officer of the Company is entitled to participate in (subject to, and on a basis consistent with, the teams, conditions and overall administration of such plans, programs and arrangements) and shall not be entitled to a lesser want of rights which any other officer of the Company receives under any such employee benefit plans; (ii) shall receive and participate in all profit sharing, incentive compensation, 401K plans and pension benefits and retirement and supplemental benefits (collectively, "Pension Benefits") which are available to any other senior officer of the Company; and (iii) shall receive health insurance programs, medical and dental benefits, life insurance, accidental death and dismemberment benefits plus such other benefits which are available to the senior officers of the Company (collectively, "Welfare Benefits") which are generally available to other senior officers of the Company.

(e) Stock Options. Employee will be eligible for stock options to be granted under the Incentive Stock Option Plan of the Company. Employee will be granted a minimum of fifteen thousand stock options for each year of employment separate and exclusive of any stock option grants based upon performance as noted in the Incentive Stock Option Plan of the Company.

(f) Insurance: During the Term and thereafter while the Employee could have any liability, the Employee shall be named as an insured party in any liability insurance policy (including any director and officer liability policy) which shall be maintained by the Company for its directors and/or senior officers.

(g) Indemnification; Employer shall indemnity the Employee to the fullest extent permitted by the laws of the State of Nevada in effect on the date hereof or as such laws may from time to time be amended.

3. Confidentiality.

Employee acknowledges that all information possessed by him relating to those activities of the Company that are of a secret or confidential nature is the property of Employer, and Employee shall not, during the period he is employed by Employer and for one year thereafter, use any such information for the benefit of any one other than Employer and for one year thereafter, use any such information for the benefit of any one other than Employer, or any corporation directly or indirectly controlled by it, or disclose any such information to others except in the course of the business of Employer, or any corporation directly or indirectly controlled by it. Such restricted confidential information includes, but is not limited to, all of Employer's: (a) client and client prospect lists and information; (b) service or product pricing policies; (c) hotline operationg structures, designs and client routing; (d) service or product agreements; (e) manuals or other information relating to the business operation or operating systems designs; (f) website designs, plans or systems; (g) software or database designs; and (h) any written materials describing any of the above or that are marked confidential. Upon termination of employment for any reason, Employee will immediately return any and all material containing confidential information to Employer.

4. Non-compete and Hiring Restrictions.

(a)
Upon termination of this Agreement for any reason, Employee shall not for a period of one year compete with Employer within any area of Employer's business operation by directly or ind[i]rectly managing, consulting with, being an owner or any forth of partner with any entity that provides phone or internet services the same as or similar to those services provided by Employer. Employee will also not solicit the business of, or contact for the purposes of soliciting the business or investment of; any of Employer's Employees, vendors, investors, customers or clients. Employer's customers or diems shall include potential customers or clients, in development or already solicited by Employer through the date of Employee's termination.

(b)
Upon termination of this Agreement and for a period of one year thereafter, without regal to the reason for termination, Employee shall not directly or indirectly, individually, or as a Employee, consultant or partner ofany entity, solicit the employment, contractual services, or employ or contract in any manor, with any individual, client or vendor who has been employed or has contracted in anyway by or with Employer at any time during the term of this Agreement

It is understood and agreed that a violation of any provision of this Section 4 or of any provision of Section 3 above will cause Employer serious and irreparable harm that would entitle Employer to obtain injunctive relief against Employee to prevent any such violation, stop its reoccurrence or minimize its harmful effects. Employee hereby specifically agrees, that should Employee violate any of the provisions contained in this Section 4 or Section 3 above, Employer, in addition to any other remedies available at law or equity, shall be entitled to seek and obtain injunctive relief from a court of law preventing any such violation.

5. Assignment of Inventions. Any and all inventions and improvements Employee may conceive or make, during the continuation of this Agreement, relating, or in any way, pertaining to or connected with any of the matters that have been, are may become the subject of Employer's business investigations, or in which Employer has been, is, or may become interested for its business operations, shall be the sole and exclusive property of Employer. Employee will, whenever requested by Employer, execute any and all applications, assignments and other instruments that

Employer shall deem necessary in order to apply for and obtain letters of patent for U.S. or foreign countries and assign and convey to Employer the sole and exclusive right, title and interest for the inventions or improvements created by Employee. All expenses in connection with such documentation shall be borne by Employer. The Employee's obligations to execute the papers referred to in this paragraph shall continue beyond the termination of this Agreement with respect to any and all inventions or improvements conceived or made by him during the term of this Agreement, and the obligations shall be binding on his assigns, executors, administrators or other legal representatives.

All inventions and discoveries relating to the business of Employer and all knowledge and information that Employee may acquire during his engagement shall be held by Employee, in trust, for the benefit of Employer.

6.
Reimbursement of Expenses. During the period that Employee is employed hereunder, Employer shall reimburse Employee for all travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his duties hereunder. In order to be entitled to reimbursement, Employee will provide a written record and receipts of all expenses for reimbursement. Any expense to be reimbursed hereunder that is greater than $1,500.00 must have been approved in writing in advance by the President, CEO, CEO or Employee's immediate supervisor.

7.
Obligation to Perform Duties. The obligations of Employer hereunder, includ[i]ng its obligation as to the payment of Employee's compensation provided for herein, shall be contingent upon the non-negligent performance by Employee of his obligations hereunder, including, but not limited to, Employee's obligations of confidentiality.

8. Termination of Agreement This Agreement:

(a) shall be terminated immediately upon the death, bankruptcy or incapacity of Employee.

(b) may be terminated immediately by Employer for cause which shall include any of the following reasons:

(1) if Employee shall engage in any material misconduct or neglect of duties or otherwise act, or fail to act, in away that materially and adversely affects the business or affairs of Employer; or

(2) if Employee shall: (i) be charged or convicted of a felony, or (i) in Employer's good faith assessment, appear to have committed an act of dishonesty, fraud or embezzlement against Employer.

(c) may be terminated immediately by Employer at any time if Employee shall become ill or be injured or otherwise incapacitated and such illness, injury, or incapacity shall be of such nature as to prevent him from performing the duties to be performed by him hereunder and shall continue for a period of six months.

(d)	may be terminated immediately by Employer without cause and without written notice, subject to the payments being made to Employee on the effective termination date as described in Section 9 below.

(e) May be terminated by Employee upon four weeks advance written notice.

9.
Payments After Termination. In the event Employee's employment hereunder terminates pursuant to Section 8(a), 8(c), 8(d) or 8(e), Employee (or his heirs, executors, or administrators in the event of termination by reason of death of Employee) shall be entitled to receive:
(a)  the prorated compensation payable to Employee under Section 2, plus
(b)  any un-reimbursed expenses. In the event Employee's employment hereunder terminates pursuant to Section 8(b), Employee shall he entitled to receive only any tut-reimbursed expenses not already paid to Employee. In the event Employee's employment hereunder is terminated pursuant to Section 8(d) only, Employer shall pay Employee within thirty (30) days of termination an additional payment of one hundred thousand dollars ($100,000.00) or the average of the total compensation to Employee for the last six months prior to termination, which ever is larger, ("Severance Payment"). In the event that Employee violates the restrictions set forth in Sections 3, 4, or 5, however, Employee, in addition to any other damages available at law, shall be required to reimburse Employer for this Severance Payment, or, in the event not yet paid, shall no longer be entitled to this Severance Payment.

10. Change of Control.

"Change of Control" means
(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or

(b)
more of(A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all of substantially all of the Company's assets (or consummation of any transaction; or series of related transactions, having similar effect;
(d)	there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors;
(e)	the dissolution or liquidation of the Company; or
(f)	any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.
(g)	If the Executive's employment with the Company shall be terminated for any reason other than as specified in Section 8.(b),(I) or (2), the Executive shall be entitle to the following:

(i) the Employer shall pay the Executive all Accrued Compensation and a Pro Rata Bonus:

(ii) the Employer shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount of cash equal to two and a half(2 1/2) times the sum of (A) the base amount and (B) the Bonus Amount.

(iii) for twenty-four (24) months following the Termination Date ( the "Continuation Period"), the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the medical, dental, life, disability and hospitalization benefits provided (A) to the Executive at any time thereafter (and if different benefits were paid during such period, such of those benefits as are elected by the Executive) or (BO to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 10 (g) (m) during the Continuation Period shall be no less favorable of such coverages and benefits during any of the periods referred to in clause 1 (c) above. The Employer's obligation hereunder with respect to the foregoing benefits shall be compromised to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefits plans is no less favorable to the Executive than the coverage and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be otherwise entitled under any of the Company's employee benefit plans, programs, or practices following the Executive's termination of employment, including without limitation, retiree medical and lift insurance benefits;

(iv) all theretofore unvested share options, restricted options, restricted share and other awards issued to the Executive pursuant to the Company's Share Option and Share Award Plan, and all unvested benefits under any split dollar life insurance policies insuring the Executive's life, shall immediately become 100% vested; and

(v)   a payment from the Employer equal to the unvested amount contained in the Executive’s accounts in the Company’s 401(k) plan (or any other qualified plan of the Company or an affiliate) which he or she will forfeit as a result of his termination.

11.
Severability. If any one or more of the covenants provide in this Agreement should be determined by a court or competent jurisdiction to be contrary to law, such covenant or agreement shall be deemed and construed to be severable from the remaining covenants and agreement herein contained and shall in no way affect the validity of the remaining provisions of this Agreement.

12.
Notices. Any notice or communication provided for herein and contemplated hereby shall be sufficiently given if given in writing and delivered by certified mail, return receipt requested, and addressed to Employer at:_____________________________________________ and to Employee at: 10295 Braemar Drive Powell, OH 43065, or, in either ease, to a new address specified by notice given to the other party as provided in this Section II.

13.
Binding Agreement.This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to its conflicts of laws provisions. Any action brought pursuant to this agreement shall be filed in a court of proper jurisdiction in the County of Clark, State of Nevada.

IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement as of the date first above written.

The Language Access Network, Inc.

By: /s/ Andrew P. Panos

Printed Name: Andrew P. Panos   Date: 6/1/06

Title: President

Employee: /s/ Michael E. Guirlinger   Date: 6/1/06
Printed Name: Michael E. Guirlinger